SCHEDULE 14A INFORMATION

                    PROXY STATEMENT PURSUANT TO SECTION 14(A)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


   FILED BY THE REGISTRANT [X] FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant toss.240.14a-11(c) orss.240.14a-12
[ ]     Confidential, for Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))


                             Chancellor Corporation
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

2)   Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4)   Proposed maximum aggregate value of transaction:

5)   Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:

2)   Form, Schedule or Registration Statement No.:

3)   Filing Party:

4)   Date Filed:

                             CHANCELLOR CORPORATION
                                210 South Street
                           Boston, Massachusetts 02111


                               September 14, 2000


To the Shareholders of Chancellor Corporation:

         Chancellor Corporation (the "Company") is pleased to send you the enclosed notice of a Special Meeting of Shareholders (the "Meeting") to be held at 2:00 p.m. on Friday, September 29, 2000, at the offices of Bingham Dana LLP, 150 Federal Street, Boston, MA 02110.

         At the Meeting, shareholders of the Company will vote on a proposal to amend the Company's Articles of Organization to increase the number of shares of common stock, $.01 par value per share, which the Company is authorized to issue from 75,000,000 shares to 90,000,000 shares.

         Please review the Company's enclosed Proxy Statement which describes the proposal. If you have any questions regarding this material, please do not hesitate to contact Jennifer Marten, Assistant Clerk of the Company, at (617) 368-2700.

                                         Sincerely yours,



                                         Brian M. Adley
                                         Chairman and Chief Executive Officer



WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING PLEASE COMPLETE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

                             CHANCELLOR CORPORATION

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                                210 South Street
                           Boston, Massachusetts 02111


                        To be held on September 29, 2000


     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders (the "Meeting") of Chancellor Corporation (the "Company") will be held at the offices of Bingham Dana LLP, 16th Floor, 150 Federal Street, Boston, MA 02110, at 2:00 pm on Friday, September 29, 2000, for the following purposes:

     1. To approve a proposal to amend the Company's Articles of Organization to increase the number of shares of common stock, $.01 par value per share which the Company is authorized to issue from 75,000,000 shares to 90,000,000 shares; and

     2. To transact such other business as may properly come before the Meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on September 8, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting and only shareholders of record at the close of business on that date are entitled to notice of, and to vote at, the Meeting.

     Shareholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please complete and sign the enclosed proxy card and return it promptly. If you choose, you may still vote in person at the Meeting even though you previously submitted a proxy card.

                                    By the order of the Board of Directors,



                                    Jennifer Marten
                                    Assistant Clerk
                                    Chancellor Corporation


Boston, Massachusetts
September 14, 2000

                             CHANCELLOR CORPORATION
                                210 South Street
                           Boston, Massachusetts 02111
                                 (617) 368-2700

                              --------------------

                                 PROXY STATEMENT

                              --------------------

                         SPECIAL MEETING OF SHAREHOLDERS

                          to be held September 29, 2000


                                  INTRODUCTION


SPECIAL MEETING OF SHAREHOLDERS

     This Proxy Statement is being furnished to holders of shares of common stock, $.01 par value per share (the "Common Stock") and Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Stock") of Chancellor Corporation, a Massachusetts corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors (the "Board") of the Company for use at the Special Meeting of Shareholders (the "Meeting") to be held at the offices of Bingham Dana LLP, 16th floor, 150 Federal Street, Boston, MA 02110, on September 29, 2000 at 2:00 p.m., and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED AT THE MEETING

     At the Meeting, shareholders of the Company will be asked to approve a proposal to amend the Articles of Organization of the Company to increase the number of shares of Common Stock which the Company is authorized to issue from 75,000,000 shares to 90,000,000 shares. See "PROPOSAL NO. 1--AMENDMENT OF ARTICLES OF ORGANIZATION." The Board knows of no other business that will come before the Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board unanimously recommends that shareholders of the Company approve the proposal to amend the Articles of Organization of the Company to increase the number of shares of Common Stock which the Company is authorized to issue from 75,000,000 shares to 90,000,000 shares. See "PROPOSAL NO. 1--AMENDMENT OF ARTICLES OF ORGANIZATION--RECOMMENDATION OF THE BOARD OF DIRECTORS."

BENEFICIAL OWNERSHIP OF SECURITIES AND VOTING RIGHTS

     As of the close of business on September 8, 2000, the record date for the Meeting (the "Record Date"), there were outstanding 58,807,565 shares of Common Stock and 350,000 shares of Series B Preferred Stock. Holders of the Common Stock are entitled to one vote for each share of Common Stock held of record at the close of business on the Record Date. Each share of Series B Preferred Stock is entitled to that number of votes per share as shall equal the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible. Each share of Series B Preferred Stock is convertible into ten (10) shares of the Common Stock and, thus, holders of the Series B Preferred Stock are entitled to ten (10) votes for each share of Series B Preferred Stock held of record at the close of business on the Record Date. For more information about the Company's outstanding stock, see "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT."

PROXIES; VOTING

     A shareholder may revoke his, her or its proxy at any time prior to its use by giving written notice to the Clerk of the Company, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made thereon or, in the absence of such specifications, in favor of the proposal to amend the Articles of Organization of the Company and, with respect to any other business which may properly come before the Meeting, in the discretion of the named proxies.

     If, in a proxy submitted on a shareholder's behalf by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to the proposal to amend the Articles of Organization of the Company, then that proxy will not be counted as present at the Meeting with respect to that proposal. Proxies submitted with abstentions with respect to the proposal will be counted as present for purposes of establishing a quorum for the proposal. The expected date of the first mailing of this proxy statement and the enclosed proxy is September 15, 2000.

     Shares of the Common Stock or Series B Preferred Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal. With respect to the required vote on any particular matter, abstentions will be treated as votes cast or shares present and represented, while votes withheld by nominee recordholders who did not receive specific instructions from the beneficial owners of such shares will not be treated as votes cast or as shares present or represented.

PROXY SOLICITATION

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the officers and regular employees of the Company may solicit proxies personally or by telephone.

                                 PROPOSAL NO. 1
                      AMENDMENT OF ARTICLES OF ORGANIZATION

GENERAL

     The Company's Articles of Organization currently in effect (the "Articles"), provide that the Company's authorized capital stock shall consist of 75,000,000 shares of Common Stock and 20,000,000 shares of preferred stock. During the past several months, the Company has been working to complete a private placement of certain shares of its preferred stock, the net proceeds of which will be used to fund the Company's operations during the next several months. The Board believes that completion of this private placement is necessary for the Company to execute its strategic plan. As described below, in order for the Company to complete this private placement it is necessary for the Articles to be amended to increase the number of shares of Common Stock the Company is authorized to issue. On August 18, 2000, the Board approved an amendment (the "Amendment") to the Articles in order to increase the number of shares of Common Stock authorized for issuance under the Articles by 15,000,000 shares to a total of 90,000,000 shares.

PRIVATE PLACEMENT

     During the past several months, the Company has been working to complete a private placement of certain shares of its capital stock. Specifically, assuming that the shareholders of the Company approve the Amendment, the Company will offer (the "Offer") to sell a minimum of 30 units and a maximum of 60 units ("Units"). Each Unit is being sold at a price of $100,000 per Unit and consists of 200,000 shares of a new series of preferred stock which has been designated by the Board pursuant to the Articles as "Series C Convertible Preferred Stock" (the "Series C Preferred Stock"), and warrants to purchase 50,000 shares of Common Stock at an exercise price of $1.00 per share. These Warrants are exercisable at any time until the fifth anniversary date of the completion of the Offer.

     Prior to the closing of the Offer, the Company will file Articles of Amendment to the Articles which will designate the Series C Preferred Stock. The material terms of the Series C Preferred Stock are described below.

     o CONVERSION--Each share of Series C Preferred Stock will be convertible at any time at the option of the holder into one share of Common Stock (subject to appropriate adjustments in the event of subsequent issuances of Common Stock or Common Stock equivalents, stock splits and combinations, certain dividends and distributions, reclassifications, mergers or reorganizations, but excepting certain issuances).

     o DIVIDENDS--Holders of the Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board, cumulative preferential cash dividends at the rate per annum of 8% of the Series C Preferred Stock liquidation value per annum (which is the original issue price, plus any accumulated accrued dividends). On the first quarterly anniversary date of the closing of the Offer, dividends on the Series C Preferred Stock are to be paid either in cash or in additional shares of Series C Preferred Stock at the discretion of the Board.

     o LIQUIDATION PREFERENCE--Holders of the Series C Preferred Stock will have a priority right of payment upon liquidation, dissolution or winding up of the Company and will be entitled to a liquidation preference equal to the original issue price, plus any accumulated accrued dividends (the "Series C Liquidation Value").

     o CALLABLE OPTION--The Company has the option, exercisable at any time following the closing of any secondary offering of Common Stock which raises gross proceeds of at least $8 million, and provided that the Common Stock trades at or above $1.50 per share for the 20 consecutive trading day period prior to the Company's exercise of this option, to call for the repurchase of all of any holder's Series C Preferred Stock for an amount equal to the Series C Liquidation Value.

     o VOTING--Holders of the Series C Preferred Stock will be entitled to vote on all matters on an as-converted basis, along with holders of the Common Stock, voting together as a single class. An affirmative vote of the holders of a majority of the Series C Preferred Stock will be required to, among other things, alter the rights and preferences of the Series C Preferred Stock, create any new series of stock having dividend rights or a liquidation preference equal to or senior to those possessed by the holders of the Series C Preferred Stock, effect a sale of all or substantially all of the Company's assets or a transaction or series of related transactions which results in the holders of the Company's capital stock prior to the transaction owning less than 50% of the voting power of the Company's capital stock after the transaction or effect a reclassification or recapitalization of the outstanding capital stock of the Company.

     o PREEMPTIVE RIGHTS--Holders of Series C Preferred Stock will have no preemptive rights.

     In addition, in connection with the Offer, the Company will enter into a registration rights agreement with investors. Under this registration rights agreement, at any time commencing six months from the final closing of the Offer, a majority of the holders of the Series C Preferred Stock may give to the Company a written request for the registration by the Company under the Securities Act of 1933, as amended, of all or any part of the shares of those investors. Within ten (10) days after the receipt by the Company of this written request, the Company will be required to give written notice of the registration request to all investors. The holders of Series C Preferred Stock will also be afforded "piggyback" registration rights.

     The Units will be offered to a limited number of investors who meet certain qualifications pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended. All of the Units are proposed to be sold by the Company during an offering period commencing on approximately September 8, 2000 and expiring on October 9, 2000, unless extended by the Company until October 24, 2000.

     The Company will be assisted in the Offer by Sands Brothers & Co., Ltd. ("Sands Brothers"), who has agreed to act as a selected dealer in connection with the Offer. The Company is offering the Units on a "reasonable efforts, all-or-none" basis with respect to the first 30 Units (the "Minimum Amount") and on a "reasonable efforts" basis with respect to the remaining 30 Units (together with the Minimum Amount, the "Maximum Amount"). This means that the Company and Sands Brothers will use their reasonable efforts to sell the Units and that the Offer will be completed only if not less than the Minimum Amount is sold prior to October 9, 2000. If the Minimum Amount is sold by that date, additional closings may be held for the purchase and sale of Units up to the Maximum Amount until October 24, 2000. In addition, in connection with the Offer, the Company has agreed to issue to Sands Brothers warrants to purchase up to 1,980,000 shares of Common Stock.

     The Units will be offered for cash. If the Minimum Amount is sold, the Company will receive approximately $2,790,000 in net proceeds from the Offer, and if the Maximum Amount is sold, the Company will receive approximately $5,580,000 in net proceeds from the Offer. If the Minimum Amount is sold, the net proceeds received by the Company will be used to fund sales and marketing activities ($1,000,000), business expansion ($1,000,000) and working capital and general corporate purposes ($790,000). If the Maximum Amount is sold, the net proceeds received by the Company will be used to fund sales and marketing activities ($1,000,000), business expansion ($3,580,000) and working capital and general corporate purposes ($1,000,000). The receipt of the net proceeds by the Company in the Offer is necessary for the Company to fund its operations during the next twelve months. Therefore, the Board believes that completion of the Offer is in the best interest of the Company.

CURRENT USE OF SHARES

     As of the Record Date, the Company had 58,807,565 shares of Common Stock outstanding and approximately 5,022,147 shares of Common Stock reserved for issuance under the Company's employee stock plans and pursuant to certain stock warrants outstanding. In addition, as of the Record Date, the Company had 350,000 shares of Series B Preferred Stock outstanding, each share of which is convertible into shares of Common Stock on a ten-for-one basis. Therefore, the Company's total share requirement prior to the Offer is 67,329,712 shares (the "Share Requirement"). In the event shareholder approval of the Amendment is obtained, following the Offer, assuming that the Maximum Amount is sold, the Share Requirement would increase to 84,309,712 shares, and, accordingly, the Company would have a total of 90,000,000 authorized and 5,690,288 unissued shares of Common Stock remaining available pursuant to the Articles.

PURPOSE OF THE PROPOSED AMENDMENT

     As stated above, the Board believes that it is in the Company's best interest to complete the Offer. Without an increase in the authorized shares of Common Stock, the Company would not have sufficient authorized shares of Common Stock to complete the Offer. The proposed Amendment will provide the Company with a sufficient number of authorized but unissued shares of Common Stock to effect the Offer and accomplish other proper corporate purposes that may be authorized in the future. Such future activities may include, without limitation, raising capital or acquiring technology rights through the sale of stock, attracting or retaining valuable employees by the issuance of stock options, and making acquisitions through the issuance of Common Stock. Other than in connection with the Offer, the Board has no immediate plans, understandings, agreements, or commitments to issue additional shares of Common Stock for any purpose. The Board believes that the proposed increase in the authorized Common Stock will make a sufficient number of shares available, taking into account the Offer, should the Company decide to use its shares for one or more of such previously mentioned purposes or otherwise. The Company reserves the right to seek a further increase in authorized shares from time to time in the future as considered appropriate by the Board.

     Under the Massachusetts Business Corporation Law, the Board generally may issue authorized but unissued shares of its capital stock without further shareholder approval. The Board does not currently intend to seek shareholder approval prior to any future issuance of additional shares of capital stock unless shareholder action is required in a specific case by applicable law, the rules of any exchange or market on which the Company's securities may then be listed, or the Articles or By-Laws of the Company then in effect. Completion of the Offer and issuance of the Units in connection therewith, for example, does not require the approval of the Company's shareholders. Frequently, opportunities arise that require prompt action, and the Company believes that delay necessitated for shareholder approval of a specific issuance could be to the detriment of the Company and its shareholders.

POSSIBLE EFFECTS OF THE PROPOSED AMENDMENT

     The additional shares of Common Stock authorized for issuance pursuant to this proposal will have the rights and privileges which the presently outstanding shares of Common Stock possess under the Articles. The increase in authorized shares will not affect the terms or rights of holders of existing shares of Common Stock. The rights of the holders of Common Stock, however, are subordinate to the rights of the holders of the preferred stock in certain instances. All outstanding shares of Common Stock would continue to have one vote per share on all matters to be voted on by the shareholders, including the election of directors. Holders of the Common Stock are not entitled to any preemptive rights.

     As stated above, if the shareholders approve the proposed Amendment, the Board may cause the issuance of additional shares of Common Stock without further vote of the shareholders except as provided under Massachusetts corporate law or under the rules of any national securities exchange on which shares of Common Stock are then listed. Under the Articles, the Company's shareholders do not have preemptive rights to subscribe to additional securities that may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership of the Common Stock. In addition, if the Board elects to issue additional shares of Common Stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current shareholders.

     In addition to the corporate purposes discussed above, the proposed Amendment could, under certain circumstances, have an anti-takeover effect, although this is not the intent of the Board. For example, it may be possible for the Board to delay or impede a takeover or transfer of control of the Company by causing such additional authorized shares of Common Stock to be issued to holders who might side with the Board in opposing a takeover bid that the Board determines is not in the best interests of the Company and its shareholders. The Amendment therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed Amendment may limit the opportunity for the Company's shareholders to dispose of their shares of Common Stock at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed Amendment may have the effect of permitting the Company's current management, including the current Board, to retain its position, and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company's business. However, the Board is not aware of any attempt to take control of the Company and the Board has not presented this proposal with the intent that it be utilized as a type of anti-takeover device.

REQUIRED VOTE

     Approval of the Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Series B Preferred Stock represented in person or by proxy and entitled to vote at the Meeting and voting as a single class. Abstentions will have the same effect as a vote against the proposal and broker non-votes will have no outcome on the vote.

RECOMMENDATION OF THE BOARD

     THE BOARD RECOMMENDS A VOTE FOR THE APPROVAL OF THE PROPOSAL TO AMEND THE ARTICLES TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 75,000,000 TO 90,000,000 SHARES.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of Common Stock as of the Record Date of (i) each director of the Company, (ii) the Company's Chief Executive Officer and its other four most highly compensated executive officers, (iii) all directors and executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than 5% of the issued and outstanding Common Stock. As of the close of business on the Record Date, there were 58,807,565 shares of Common Stock and 350,000 shares of Series B Preferred Stock outstanding, each share of which is convertible into ten (10) shares of Common Stock.


NAME AND                             COMMON STOCK                  PERCENTAGE               VOTING POWER (2)
ADDRESS OF                           BENEFICIALLY                  OF SHARES       ----------------------------------
BENEFICIAL OWNER                     OWNED(1)                      OUTSTANDING     SHARES                  PERCENTAGE
----------------                     ------------                  -----------     ------                  ----------

Vestex Capital Corporation (3)       31,068,906  (4)(5)(6)             48.1%      30,868,906 (4)            49.5%
Brian M. Adley (3)                   33,968,906  (4)(5)(7)             52.6%      33,768,906 (4)(5)         54.2%
Franklyn E. Churchill (10)              750,000     (8)                    *               -                    *
M. Rea Brookings (11)                 2,070,000                         3.2%       2,070,000                 3.3%
David F. Herring (11)                 2,070,000                         3.2%       2,070,000                 3.3%
Craig Jackson (12)                      167,000     (9)                    *          27,000                    *
Rudolph Peselman (13)                   200,000     (7)                    *               -                    *

Directors, Officers and
 Executives as a
 Group (6 Persons)                   39,225,906     (14)               60.8%      37,935,906 (4)            60.9%

-------------------

*    Less than one percent (1.0%)

(1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following the Record Date are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Number of votes of which each person is entitled to cast expressed as a number and as a percentage of all votes which all shareholders are entitled to cast at the Meeting; assumes no exercise of stock options.

(3) Vestex Capital Corporation's address is 405 Waltham Street, Suite 314, Lexington, MA 02420.

(4) Includes approximately 3,200,000 shares of Common Stock that have been reserved under Warrant Agreements for certain key employees.

(5) Includes all shares of Common Stock owned by Vestex Capital Corporation reported above. Mr. Adley has sole or shared voting power as to all such shares, but does not necessarily enjoy any economic benefit from these shares.

(6) Includes options to purchase 200,000 shares of Common Stock acquired from a former director under the 1994 Director's Stock Option Plan.

(7) Includes 200,000 shares of Common Stock each which Mr. Adley and Mr. Peselman are entitled to acquire through the exercise of outstanding stock options.

(8) Includes 750,000 shares of Common Stock which may be acquired by Mr. Churchill pursuant to the exercise of options to purchase these shares which are currently exercisable or exercisable within 60 days from the date of this table. Does not include a total of 1,500,000 shares that Mr. Churchill is entitled to acquire through the exercise of a stock purchase warrant by and between Mr. Churchill and Vestex Capital Corporation.

(9) Includes 140,000 shares of Common Stock which may be acquired by Mr. Jackson pursuant to the exercise of options to purchase these shares which are currently exercisable or exercisable within 60 days from the date of this table.

(10) Mr. Churchill maintains a business address at 210 South Street, Boston, MA 02111.

(11) Ms. Brookings and Mr. Herring maintain a business address at 4382 S. Moreland Avenue, Conley, GA 30288.

(12) Mr. Jackson maintains a business address at 700 Division Street, Elizabeth, NJ 07201.

(13) Mr. Peselman maintains a business address at 255 Washington Street, Suite 150, Newton, MA 02158.

(14) Includes 1,090,000 shares of Common Stock which may be acquired by all current directors and executive officers as a group pursuant to the exercise of options to purchase these shares which are currently exercisable or exercisable within 60 days of this table.

                                 OTHER BUSINESS


     The Board of Directors knows of no other matter to be presented at the meeting. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.